Exhibit 99.4

Agreement to Jointly file Schedule 13D

The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of RealD Inc. and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.

Date: November 12, 2015

/s/ Michael V. Lewis
Michael V. Lewis, Individually

The MVL Trust dated August 3, 2010
/s/ Michael V. Lewis
Michael V. Lewis, Trustee